
------------------                               U.S. SECURITIES AND EXCHANGE COMMISSION                |---------------------------
 F  O  R  M   4|                                       Washington, D.C. 20549                           |       OMB APPROVAL       |
------------------                                                                                      |---------------------------
    Check this box if                   ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP             |OMB Number       3235-0362|
[ ] no longer Subject                                                                                   |Expires: December 31, 2001|
    to Section 16.                                                                                      |Estimated average burden  |
                                                                                                        |hours per response.....1.0|
                              Filed pursuant to Section 16(a) of the Securities Exchanged Act of 1934,  ---------------------------
                                Section 17(a) of the Public Utility Holding Company Act of 1935 or
                                         Section 30(f) of the Investment Company Act 1940

- ----------------------------------------------------------------------------------------------------------------------------------
|1.Name and Address of Reporting Person* |2.Issuer Name and Ticker or Trading Symbol      |6.Relationship of Reporting Person to   |
|                                        |                                                |  Issuer (Check all Applicable)         |
|Davidowitz     Phillip                  |Vermont Pure Holdings, LTD (Amex: VPS           |                                        |
|                                        |                                                | X  Director             10% Owner      |
|----------------------------------------|------------------------------------------------|---                   ---               |
|      (Last)             (First)    (MI)|3.IRS or Soc. Sec. No. |4.Statement for Month/  |   Officer               Other          |
|                                        |  of Reporting Person  |  Year                  |---(give title below) ---(Specify below)|
| 6 Timberline Dr.                       |  (Voluntary)          |                        |                                        |
|                                        |                       | November 2002          |                                        |
|                                        |                       |                        |                                        |
|----------------------------------------|                       |------------------------|----------------------------------------|
|      (Street)                          |                       |5.If Amendment, Date of |7. Individual or Joint/Group Filing     |
|                                        |       n/a             |  Original (Month/Year) |   (Check Applicable Line)              |
|   Huntington   NY    11743             |                       |                        |                                        |
|                                        |                       |        n/a             | X  Form filed by One Reporting Person  |
|                                        |                       |                        |---                                     |
|                                        |                       |                        |    Form filed by More than One         |
|                                        |                       |                        |--- Reporting Person                    |
|----------------------------------------------------------------------------------------------------------------------------------|
|      (City)         (State)     (Zip)                                                                                            |
|                                              TABLE I - Non-Derivative Securities Acquired, Disposed of or Beneficially Owned     |
|----------------------------------------------------------------------------------------------------------------------------------|
|1.Title of Security            |2.Transac-  |3.Trans. |4.Security Acquired (A) or     |5.Amount of      |6.  |7.Nature of Indirect|
|  (Instr. 3)                   |  tion Date |  Code   |  Disposed of (D)              |  Securities     |Own.|  Beneficial        |
|                               |(Mon/Day/Yr)|(Instr.8)|  (Instr. 3, 4 & 5)            |  Beneficially   |Form|  Ownership         |
|                               |            |         |                               |  Owned at End of|(D) |  (Instr. 4)        |
|                               |            |         |-------------------------------|  Issuer's       |or  |                    |
|                               |            |         |                |(A) |         |  Fiscal Year    |(I) |                    |
|                               |            |         |     Amount     |(D) |  Price  |  (Instr. 3 & 4) |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|Common Stock                   |            |         |                |    |         |    5,000        | D  |    N/A             |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|
|                               |            |         |                |    |         |                 |    |                    |
|                               |            |         |                |    |         |                 |    |                    |
|-------------------------------|------------|---------|----------------|----|---------|-----------------|----|--------------------|


Reminder: Report on a separate line for each class securities owned directly or indirectly.                         SEC 2270 (7-97)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).




                                                                                                                     PAGE:  1 OF 2




FORM 5 (continued)          TABLE II - Derivative Securities Acquired, Disposed of, Beneficially Owned
                                   (e.g., puts, calls, warrants, options, convertible security)


------------------------------------------------------------------------------------------------------------------------------------
|1.Title of|2.Conver-|3.   |4.Tran-  |5.Number of          |6.Date     |7.Title and Amount   |8.Price of|9.Number  |10. |11.Nature |
|Derivative|sion or  |Trans|  saction|  Derivative         |Exercisable|  of Underlying      |Derivative|  of      |Own.|   of     |
|Security  |Exercise |Date |  Code   |  Securities         |and        |  Securities         |Security  |Derivative|Form|Indirect  |
|(Instr. 3)|Price of |(Mon/|(Instr.8)|  Acquired (A) or    |Expiration |  (Instr. 3 & 4)     |(Instr. 5)|Securities|of  |Beneficial|
|          |Deriva-  | Day/|         |  Disposed of (D)    |Date       |                     |          |Benefi-   |Deri|Ownership |
|          |tive     |Year)|         |  (Instr. 3, 4 & 5)  |(Month/Day/|                     |          |cially    |Sec.|(Instr. 4)|
|          |Security |     |         |                     |   Year)   |                     |          |Owned at  |Dir.|          |
|          |         |     |         |                     |-----------|---------------------|          |End of    |(D) |          |
|          |         |     |         |                     |     |     |          |Amount or |          |Year      |or  |          |
|          |         |     |         |---------------------|Date |Exp. |   Title  |Number of |          |(Instr. 4)|Ind.|          |
|          |         |     |         |    (A)   |    (D)   |Exbl.|Date |          |Shares    |          |          |(I) |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|          |         |     |         |          |          |     |     |          |          |          |          | D  |   N/A    |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Common    |$4.00    |Nov. |  A      |  5,000   |          |Nov. |Nov. |Common    | 5,000    |          | 5,000    |    |          |
|Stock     |         |01,  |         |          |          |01,  |01   |Stock     |          |          |          | D  |   N/A    |
|Option    |         |2002 |         |          |          |2003 |2012 |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Common    |$3.65    |     |         |          |          |Nov. |Nov. |Common    | 5,000    |          | 5,000    |    |          |
|Stock     |         |     |         |          |          |01,  |01   |Stock     |          |          |          | D  |   N/A    |
|Option    |         |     |         |          |          |2002 |2011 |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Common    |$3.00    |     |         |          |          |Nov. |Nov. |Common    | 5,000    |          | 5,000    |    |          |
|Stock     |         |     |         |          |          |01,  |01   |Stock     |          |          |          | D  |   N/A    |
|Option    |         |     |         |          |          |2001 |2010 |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Common    |$2.81    |     |         |          |          |Nov. |Nov. |Common    | 5,000    |          | 5,000    | D  |   N/A    |
|Stock     |         |     |         |          |          |01,  |01   |Stock     |          |          |          |    |          |
|Option    |         |     |         |          |          |2000 |2009 |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Common    |$3.13    |     |         |          |          |Nov. |Nov..|Common    | 5,000    |          | 5,000    | D  |   N/A    |
|Stock     |         |     |         |          |          |01,  |01   |Stock     |          |          |          |    |          |
|Option    |         |     |         |          |          |1999 |2008 |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Common    |$3.13    |     |         |          |          |Sept.|Sept.|Common    |13,200    |          |13,200    | D  |   N/A    |
|Stock     |         |     |         |          |          |23,  |23   |Stock     |          |          |          |    |          |
|Option    |         |     |         |          |          |2000 |2009 |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|
|Common    |$4.25    |     |         |          |          | (1) |June |Common    |30,000    |          |30,000    | D  |   N/A    |
|Stock     |         |     |         |          |          |     |15   |Stock     |          |          |          |    |          |
|Option    |         |     |         |          |          |     |2008 |          |          |          |          |    |          |
|----------|---------|-----|---------|----------|----------|-----|-----|----------|----------|----------|----------|----|----------|

(1) Vest in equal installments on June 15, 1999-2001
(2) See the attached Confirming Statements


Explanation of Responses:





**Intentional misstatements or omissions of facts constitute Federal
  Criminal Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).




/s/ Bruce S. MacDonald    (2)
______________________________________
    Bruce S. MacDonald

Date November 5, 2002


 **Signature of Reporting Person



Note: File three copies of this form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.                                           SEC 2270 (7-97)

Potential persons who are to respond to the collections of information contained in this form are not required to respond unless the form displays a currently valid OMD Number

                                                                                                                      PAGE:  2 OF 2





                              CONFIRMING STATEMENT



         This Statement confirms that the undersigned has authorized and designated Bruce MacDonald and Fred Newhall, acting singly, to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Vermont Pure Holdings, Ltd. The authority of Bruce MacDonald and Fred Newhall under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to the undersigned's ownership of or transactions in securities of Vermont Pure Holdings, Ltd., unless earlier revoked in writing. The undersigned acknowledges that Bruce MacDonald and Fred Newhall are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.
         This Statement revokes the authority of any person named in any prior confirming statement relating to the undersigned's filing obligations with respect to securities of Vermont Pure Holdings, Ltd. who is not named herein, and this Statement replaces and supersedes any such prior confirming statement.


Dated:   August 15, 2002                                  /s/ Phillip Davidowitz
         -----------------------------                    ----------------------
                                                          Signed

                                                          Phillip Davidowitz
                                                          ----------------------
                                                           Printed Name